Exhibit 15.1

GHP Horwath, P.C. Member Crowe Horwath International 1670 Broadway, Suite 3000 Denver, CO 80202 +1 303.831.5000 +1 303.831.5032 Fax www.GHPHorwath.com

June 17, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

RE: Dragon Bright Mintai Botanical Technology (Cayman) Limited

We have read the statements made by Dragon Bright Mintai Botanical Technology (Cayman) Limited in Item 16F of this Form 20-F regarding the change in auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made in Item 16F of this Form 20-F.

Yours truly,

/s/ GHP Horwath, P.C.
Denver, Colorado

Cc: Office of the Chief Accountant
Mail Stop 6561
Securities and Exchange Commission
100F Street, N.E.
Washington, D.C. 20549
FAX No. 202-772-9252

GHP Horwafh, P.C. is an independent member firm of Crowe Horwath International, a Swiss Versln. Each member firm of Crowe Horwath lnternational is a separate and independent legal entity